NAME OF REGISTRANT

Franklin Value Investors Trust
File No. 811-05878

Exhibit Item No. 77I: Terms of new or amended securities


The following series of the Registrant began offering new Class R6 shares on May 1 2013;


- Franklin Balance Sheet Investment Fund
- Franklin Large Cap Value Fund
- Franklin MicroCap Value Fund
- Franklin Small Cap Value Fund